EXHIBIT 99.1

NEWS RELEASE

Contact:	IPC Investor Contact:
Nicole Laudenslager Austin Lawrence Group 203-391-3012 n.laudenslager@austinlawrence.com	Denise Drabick IPC New York 212-858-7867 investors@ipc.com

For Immediate Release

IPC Completes Refinancing

NEW YORK, September 4, 2003 - IPC Acquisition Corp., the specialist the global financial community depends on for world class trading floor solutions, announced that it has successfully completed refinancing its senior secured credit facilities. The new facilities consist of a $55 million term loan and a $25 million revolving credit facility. IPC and its subsidiaries will use the new facilities primarily to repay existing senior debt and for general corporate purposes.

The new facilities will reduce borrowing costs, and IPC expects interest savings in excess of $1 million over the next 12 months. The terms of the new facilities provide greater covenant flexibility than the previous terms, and the maturity has been reset to five years.

GE Media and Communications Finance is administering the new senior credit facilities. Goldman Sachs Credit Partners L. P. acted as sole bookrunner and sole lead arranger on the transaction.

About IPC

IPC Acquisition Corp. (Bloomberg: IPCACQ), through its wholly owned subsidiary IPC Information Systems Inc., is the specialist the global financial community depends on for world class trading floor solutions. For 30 years, IPC’s trading systems have been a mainstay on the desktops of 100,000+ traders worldwide. IPC’s extensive list of trading technology innovations includes the newly released Enterprise configuration that makes geographically dispersed trading operations a reality using Voice over Internet Protocol (VoIP)-based solutions like the IQMX™ trading desktop and the ICMX™ Intercom Module.

IPC has offices throughout the Americas, Europe, and the Asia Pacific region. For more information, visit www.ipc.com.

Statements made in this news release that state IPC’s or its management’s intentions, beliefs, expectations, or predictions for the future constitute “ forward looking statements” as defined by federal securities laws, which involve significant risks and uncertainties. Many risks and uncertainties are inherent in the telecommunications equipment industry. Others are more specific to our operations. The occurrence of the events described and the achievement of the expected results depend on many factors, some or all of which are not predictable or within our control. Actual results may differ materially from results discussed in these forward-looking statements. Among the factors that could cause actual results, performance or achievement

IPC Information Systems, Inc.      88 Pine Street     Wall Street Plaza
New York, NY 10005     phone 212 825 9060      fax 212 858 6994

IPC Announcement Amendment to Credit Agreement

to differ materially from those described or implied in the forward-looking statements, are risks associated with substantial indebtedness, leverage and debt service, risks relating to the performance of our business and future operating results, risks of competition in our existing and future markets, loss or retirement of key executives, risks related to the notes and to high yield securities generally, general business and economic conditions, market acceptance issues, including potential technology changes and the risks inherent in new product and service introductions and the entry into new geographic markets, as well as those risk factors described in our filings with the SEC.

©2003 IPC Acquisition Corp. All Rights Reserved. IPC, IQMX, TraderVision, and ICMX are trademarks of IPC. All other trademarks are the property of their respective owners.

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